EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                          Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                         Distribution on Trust Preferred Securities,
                              and Preferred Stock Dividends
                                  (Dollars in millions)


For The Years Ended December 31                   1999     1998     1997     1996     1995
                                                  ----     ----     ----     ----     ----
EARNINGS
--------
Income Before Income Taxes                      $2,952   $1,986   $1,838   $1,656   $1,482
Fixed Charges, Excluding Interest on Deposits      442      519      446      502      568
                                                ------   ------   ------   ------   ------
Income Before Income Taxes and Fixed Charges
  Excluding Interest on Deposits                 3,394    2,505    2,284    2,158    2,050
Interest on Deposits                             1,363    1,374    1,290    1,152    1,265
                                                ------   ------  -------   ------   ------

Income Before Income Taxes and Fixed Charges,
 Including Interest on Deposits                 $4,757   $3,879   $3,574   $3,310   $3,315
                                                ======   ======  =======   ======   ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                                   $  409   $  485   $  415   $  470   $  537
One-Third Net Rental Expense*                       33       34       31       32       31
                                                ------   ------   ------   ------   ------
Total Fixed Charges, Excluding Interest on
  Deposits                                         442      519      446      502      568
Interest on Deposits                             1,363    1,374    1,290    1,152    1,265
                                                ------   ------   ------   ------   ------
Total Fixed Charges, Including Interest on
  Deposits                                      $1,805   $1,893   $1,736   $1,654   $1,833
                                                ======   ======   ======   ======   ======
DISTRIBUTION ON TRUST PREFERRED
SECURITIES, PRE-TAX BASIS                       $  112   $   95   $   65   $    2   $    -
-------------------------------
                                                ======   ======   ======   ======   ======

PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS        $    -   $    -   $   14   $   16   $   16
----------------------------------------
                                                ======   ======   ======   ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                   7.68x    4.83x    5.12x    4.30x    3.61x
Including Interest on Deposits                   2.64     2.05     2.06     2.00     1.81

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON TRUST PREFERRED SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                   6.13     4.08     4.35     4.15      3.51
Including Interest on Deposits                   2.48     1.95     1.97     1.98      1.79

*The proportion deemed representative of the interest factor.